Exhibit 99.1

Eikon Therapeutics Presents Data from PARP1-Selective and WRN Helicase Programs at the European Society for Medical Oncology Congress

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Initial and updated cohort data from ongoing Phase 1/2 study of highly selective non-brain-penetrant PARP1 inhibitor EIK1003 continue to support potentially differentiated profile of EIK1003 in combination strategies within the PARP inhibitor landscape
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Initial results from ongoing Phase 1/2 study of highly selective CNS-penetrant PARP1 inhibitor EIK1004 demonstrate a generally well-tolerated safety profile across multiple dose levels, with minimal Grade 3 or higher hematologic toxicities as of the safety data cutoff
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Preliminary data for Werner (WRN) helicase inhibitor EIK1005 support continued development as monotherapy and in combination with pembrolizumab, with pharmacokinetic (PK) profile supporting weekly administration
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Additional data from PARP1-selective and WRN helicase programs expected in 2027

MILLBRAE, Calif., October 23, 2026 -- Eikon Therapeutics, Inc. (Nasdaq: EIKN) (“Eikon”), a late-stage clinical biopharmaceutical company dedicated to developing innovative medicines to address serious unmet medical needs, today announced the presentation of initial and updated data for EIK1003 and initial data for EIK1004 and EIK1005 at the 2026 European Society for Medical Oncology (ESMO) Congress in Madrid, Spain.

“These data strengthen the foundation of our clinical-stage pipeline, with encouraging evidence of activity and tolerability across our selective PARP1 programs,” said Roy Baynes, M.D., Ph.D., Chief Medical Officer of Eikon. “The EIK1003 results support continued development both as monotherapy and in combination with established cancer treatments, while the initial EIK1004 findings support further evaluation of our CNS-penetrant PARP1 inhibitor. The first clinical results for EIK1005, our internally derived WRN helicase inhibitor, mark an important step in translating Eikon’s discovery science into potential new medicines for patients.”

EIK1003 Clinical Update:

Updated data from EIK1003-001 demonstrate that highly selective non-brain-penetrant PARP1 inhibitor EIK1003 as monotherapy (Cohort 1A) was generally well-tolerated across multiple dose levels. In Cohort 1B, EIK1003 in combination with the novel hormonal agent abiraterone is observed to have a favorable tolerability profile with preliminary signs of clinical activity. In Cohort 1C, signals of antitumor activity were observed with EIK1003 in combination with weekly paclitaxel, with a combination safety profile consistent with paclitaxel’s known toxicities. These data support a potentially unique profile for EIK1003 in combination strategies within the evolving PARP inhibitor landscape.

Cohort 1A: Updated EIK1003 monotherapy data

As of the July 13, 2026, safety data cutoff, 65 participants with breast, ovarian, prostate, or pancreatic cancer with tumors harboring deleterious or suspected deleterious germline or somatic mutations in homologous recombination repair (HRR) genes have been treated in Cohort 1A with EIK1003 monotherapy at doses ranging from 10 mg to 160 mg once daily (QD), using a Bayesian optimal interval dose-escalation design to assess safety, tolerability, pharmacokinetics and antitumor activity. This represents an expansion of the dataset previously presented at the 2026 Annual Meeting of the American Society of Clinical Oncology (ASCO), with longer follow-up.

The updated safety profile in Cohort 1A has remained generally consistent with data previously presented at ASCO 2026. Treatment-emergent adverse events (TEAEs) were reported in 63 of 65 participants (96.9%). Grade 3 or higher TEAEs occurred in 28 participants (43.1%); the most common were anemia (9.2%, 6/65), neutropenia (7.7%, 5/65), ascites (6.2%, 4/65), and thrombocytopenia (3.1%, 2/65). 4 of the 6 participants who developed Grade 3 or higher anemia had Grade 1-2 anemia at baseline. TEAEs led to dose interruptions in 22 participants (33.8%), reductions in 7 participants (10.8%) and treatment discontinuation in 4 participants (6.2%). No treatment-related adverse events (TRAEs) leading to death were reported.

Among efficacy-evaluable participants in Cohort 1A (n=49), objective response rate (ORR) was 14.3% (7/49) overall, consisting of 5 confirmed partial responses (PR) and 2 unconfirmed PRs. ORR was 31.3% (5/16) in PARP-naïve participants, and 6.1% (2/33) in participants previously treated with a PARP inhibitor. Objective responses by tumor type were 14.8% (4/27) in ovarian cancer, 12.5% (2/16) in breast cancer, and one participant (1/1) with prostate cancer. The disease control rate (DCR) for the cohort was 38.8% (19/49), clinical benefit rate (CBR) was 22.4% (11/49) for ≥18 weeks, and the median duration of response (DOR) among confirmed responders (n=5) was 6.3 months at the efficacy data cutoff of October 1, 2026.

Cohort 1B: Initial data on EIK1003 in combination with the novel hormonal agent abiraterone in metastatic prostate cancer

As of the July 13, 2026, safety data cutoff, 40 participants with metastatic prostate cancer, including mCRPC or mCSPC with tumors harboring deleterious or suspected deleterious germline or somatic mutations in HRR genes, have been treated with EIK1003 at doses ranging from 10 mg to 60 mg QD using a Bayesian optimal interval dose-escalation design to assess safety, tolerability, pharmacokinetics and antitumor activity in combination with abiraterone at 1000 mg QD and prednisone at 5 mg once daily or twice daily, with or without androgen deprivation therapy depending on their sensitivity status. TEAEs were reported in 95.0% (38/40) of participants, with the most common being anemia, fatigue and nausea, each occurring in 30.0% (12/40) of participants. Grade 3 or higher TEAEs were reported in 45.0% (18/40) of participants, the most common being anemia (15.0%, 6/40), infection (7.5%, 3/40), thrombocytopenia (7.5%, 3/40) and hematuria (5.0%, 2/40). All participants who developed Grade 3 or higher anemia had Grade 1-2 anemia at baseline. Among the 40 participants in the study, transfusion support was required in the 6 (15.0%) who entered the study with Grade 1-2 anemia and was mandated by protocol for anyone developing Grade 3 or higher anemia. There were no TRAEs that led to death. Dose interruptions due to a TEAE occurred in 16 (40.0%) participants for EIK1003, and 15 (37.5%) for abiraterone; dose reduction due to a TEAE occurred in 1 (2.5%) participant for EIK1003, with no dose reductions reported for abiraterone; and discontinuation due to a TEAE occurred in 5 (12.5%) participants each for EIK1003 and abiraterone.

Among the 24 efficacy-evaluable participants per RECIST v1.1 at the efficacy data cutoff date of October 3, 2026, ORR was 20.8% (5/24) with a total of 3 confirmed and 2 unconfirmed PRs. Among participants with mCRPC, the ORR was 19.0% (4/21) and for mCSPC the ORR was 33.3% (1/3). Median DOR in confirmed responders was 5.5 months for mCRPC and 4.8 months for mCSPC. The DCR was 83.3% (20/24) and the CBR ≥18 weeks was 58.3% (14/24). Among the 39 participants who were efficacy-evaluable per Prostate Cancer Clinical Trials Working Group 3 (PCWG3), 87.2% (34/39) had mCRPC and 12.8% (5/39) had mCSPC. PSA response (≥50% reduction from baseline) was observed in 30.8% (12/39) of PSA-evaluable participants overall, 26.5% (9/34) of mCRPC participants and 60.0% (3/5) of mCSPC participants responding.

Cohort 1C: Updated data on EIK1003 in combination with weekly paclitaxel in ovarian and breast cancers

As of the July 13, 2026, safety data cutoff, 61 participants with platinum-resistant ovarian cancer or HER2-negative breast cancer that failed chemotherapy or hormonal therapy have been treated in Cohort 1C with EIK1003 at doses ranging from 10 mg to 60 mg QD in combination with paclitaxel 80 mg/m2 IV QW. Dose-limiting toxicities of febrile neutropenia and tachycardia were reported in one participant each at the highest dose level tested, 60 mg. TEAEs were reported in 61 participants (100%). Grade 3 or higher TEAEs occurred in 49 participants (80.3%); the most common were neutropenia (49.2%, 30/61) and anemia (18.0%, 11/61). Neutropenia is a known and expected adverse event associated with weekly paclitaxel chemotherapy. 9 out of 11 participants who developed Grade 3 or higher anemia had Grade 1-2 anemia at baseline. TEAEs led to dose interruption in 53 participants (86.9%), reductions in 20 participants (32.8%), and discontinuation of one or both study drugs in 17 participants (27.9%). No TRAEs leading to death were reported. Median relative dose intensity was 89.1% for EIK1003 and 60.0% for paclitaxel in Cohort 1C, with lower paclitaxel intensities reflective of protocol-driven holds for anticipated neutropenia; EIK1003 was not dose-limiting.

Among the 53 efficacy-evaluable participants per RECIST v1.1 in Cohort 1C, ORR was 26.4% (14/53) with 1 confirmed complete response (CR) and 13 PRs (9 confirmed); 12 of 14 responders (86%) had received prior taxane therapy. Objective responses by tumor type were 29.6% (8/27) in platinum-resistant ovarian cancer and 23.1% (6/26) in breast cancer. Duration of response among confirmed responders ranged from 1.7 to 11.4 months, with responses ongoing in 2 confirmed responders at the efficacy data cutoff of October 1, 2026. The DCR for Cohort 1C was 79.2% (42/53), and CBR was 37.7% (20/53) for ≥18 weeks.

Eikon is currently enrolling an additional Cohort 1D evaluating EIK1003 in combination with paclitaxel and platinum-based chemotherapy, for which initial results are expected in the second half of 2027. Eikon also expects to complete the ongoing Phase 2 dose optimization portion of the trial in the second half of 2027.

Initial EIK1004 Clinical Data:

Initial data from EIK1004-001, Eikon’s Phase 1/2 trial evaluating the safety and efficacy of CNS-penetrant PARP1-selective inhibitor EIK1004 as monotherapy in participants with advanced solid tumors harboring deleterious or suspected deleterious germline or somatic mutations in HRR genes, demonstrate minimal hematological suppression at the dose levels studied, consistent with EIK1004’s highly selective PARP1 profile.

As of the July 13, 2026, safety data cutoff, 68 participants had been treated with EIK1004 monotherapy. EIK1004 was observed to be generally well-tolerated across multiple dose levels with no treatment-emergent dose-limiting toxicities (DLTs) reported, with the majority of TEAEs being low grade. Grade 3 or higher TEAEs were reported in 12 (17.6%) participants and included findings of abdominal pain, fatigue and nausea, each reported in 2 (2.9%) of participants. Grade 3 or higher TEAEs of anemia and neutropenia occurred at only 1.5% (1/68) each, and no Grade 3 or higher TEAEs of thrombocytopenia were observed. No TEAE led to death, and TEAEs leading to dose reductions (1/68) and/or discontinuations (0/68) were rare.

Out of the 68 participants who received EIK1004, 58 were efficacy evaluable with at least 1 post-baseline assessment for tumor response per RECIST v1.1 as of the October 1, 2026, efficacy data cutoff. The observed ORR was 12.1% (7/58) and the DCR was 62.1% (36/58): 71.4% (20/28) in PARP-naïve participants and 53.3% (16/30) in those previously treated with a PARP inhibitor. There was 1 confirmed CR in a breast cancer participant and 6 PRs (2 confirmed and 4 unconfirmed), with responses seen across breast (1 CR, 2 PR), ovarian (2 PR) and prostate (2 PR) cancers. ORRs by tumor type were 11.1% (3/27), 14.3% (2/14) and 50% (2/4) for breast, ovarian and prostate, respectively. There were no responses in participants with pancreatic cancer.

Eikon plans to initiate a combination arm of EIK1004-001 evaluating EIK1004 in combination with docetaxel, with plans to report initial results from that combination arm in the second half of 2027.

Preliminary EIK1005 Clinical Data:

Preliminary data were presented from EIK1005-002, an ongoing Phase 1/2 trial evaluating the safety, tolerability, pharmacokinetics and preliminary efficacy of Werner (WRN) helicase inhibitor EIK1005 as monotherapy or in combination with pembrolizumab for the treatment of advanced solid tumors, including those harboring DNA mismatch repair deficiency (dMMR) or microsatellite instability (MSI-H).

As of the August 20, 2026, safety data cutoff, 10 participants have been dosed with 50-200 mg EIK1005 once-weekly (QW) in monotherapy dose escalation (Part 1A) and 1 participant was dosed with 50 mg EIK1005 (QW) and 200 mg pembrolizumab once every third week (Q3W) in combination dose escalation (Part 1B). For EIK1005 as monotherapy, no dose-limiting toxicities (DLTs) were reported at doses of 50 mg, 100 mg, and 200 mg administered weekly. TEAEs were reported in 90% (9/10) of participants, and the majority were Grade 1-2, none were Grade 4 or higher and there were no fatal adverse events. TRAEs were reported in 40% (4/10) of participants and all TRAEs were Grade 1-2. For EIK1005 in combination with pembrolizumab, the single participant has not experienced a DLT and all TEAEs were Grade 1-2 and included nausea, pyrexia, rash and constipation.

As of the October 1, 2026, efficacy data cutoff, 6 out of 8 participants (75%) in Part 1A who had at least one post-baseline tumor assessment have reported a best response of stable disease (SD) by investigator-based assessment. One participant at the lowest dose level has had SD for over 8 months with response ongoing. All 6 of these participants with SD have confirmed MSI-H/dMMR tumors. As of October 1, 2026, the participant enrolled in Part 1B remained on treatment in Cycle 4. This participant has MSI-H/dMMR disease and has achieved a PR at the first post-baseline scan, as assessed by the investigator.

EIK1005 PK was well characterized across the evaluated dose range in both healthy participants in the EIK1005-001 study and in participants with advanced solid tumors in the

EIK1005-002 trial, with exposure increasing with dose. Terminal elimination half-life (T1/2) was approximately 9.4 days following a 100 mg EIK1005 dose, supporting weekly dosing.

Eikon expects additional results from the combination of EIK1005 with pembrolizumab to be available in the first half of 2027, with complete results for EIK1005 monotherapy available in the second half of 2027.

About Eikon Therapeutics

Eikon is a late-stage clinical biopharmaceutical company dedicated to building a global, fully integrated organization developing innovative medicines to address serious unmet medical needs. Eikon’s initial focus is oncology, where it is advancing a pipeline of drug candidates targeting areas of high unmet need that could eventually become critical medicines for the treatment of various cancers. Eikon deploys its technology platform, including its proprietary single molecule tracking system, to develop internally derived novel therapies, while also leveraging the deep expertise of its management team to in-license promising assets. Eikon’s vision is to become a generational leader, by purposefully integrating traditional biology research with advanced engineering to develop better medicines faster. For more information, visit www.eikontx.com.

About EIK1003 (Selective PARP1 Inhibitor)

EIK1003 (previously known as IMP1734) is an investigational, highly selective PARP1 inhibitor designed to leave PARP2 signaling intact. PARP2 inhibition may be a key driver of the hematologic toxicity associated with first-generation, non-selective PARP inhibitors. EIK1003-001 (NCT06253130) is a global, first-in-human, Phase 1/2, open-label, multi-center, multi-part dose-escalation, dose-optimization, and dose-expansion study to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamics, and antitumor activity of EIK1003 as monotherapy and in combination with standard of care regimens in participants with advanced solid tumors. The study comprises 3 parts: Part 1 (FIH; Dose Escalation), Part 2 (Dose Optimization), and Part 3 (Dose Expansion at the recommended dose for expansion).

About EIK1004 (CNS-Penetrant Selective PARP1 Inhibitor)

EIK1004 (previously known as IMP1707) is a highly potent and selective PARP1 inhibitor. EIK1004 is CNS-penetrant and has demonstrated tumor growth inhibition in preclinical models of brain metastases. EIK1004-001 (NCT06907043) is a first-in-human global Phase 1/2 open-label, multi-center study evaluating safety, tolerability, and potential antitumor activity of EIK1004 monotherapy in participants with advanced ovarian, breast, prostate, or pancreatic cancer, with or without brain metastases.

About EIK1005 (WRN Helicase Inhibitor)

EIK1005 is a novel, potent, and selective WRN inhibitor with the potential for targeted antitumor activity in MSI-H or dMMR solid tumors. The molecule emerged through application of Eikon’s advanced imaging discovery platform. EIK1005-002 (NCT07262619) is a global, multicenter, multi-part, Phase 1/2 study of EIK1005 monotherapy, and in combination with pembrolizumab, in participants with advanced solid tumors, including MSI-H and dMMR tumors.

Forward-Looking/Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts are hereby identified as forward-looking statements for this purpose. These statements may be identified by words such as “aims,” “anticipates,” “believes,”

“could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the therapeutic potential, safety, and efficacy of Eikon’s product candidates; the potential to further develop Eikon’s product candidates; the timing for anticipated data readouts; expected milestones and business objectives, including Eikon’s anticipated presentations at the 2026 ESMO Congress; and other statements regarding Eikon’s future operations, financial performance, financial position, prospects, objectives, strategies and other future events.

These forward-looking statements are based upon management’s current expectations and assumptions, and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: our limited operating history; our significant net losses incurred since inception and the likelihood of incurring additional losses for the foreseeable future; our need for substantial additional funding; the early stage of development of many of our product candidates and the possibility that our product candidates may fail in development; our dependence on the success of our current product candidates; our ability to leverage our technology platform to enable more informed drug research and development; legal and regulatory risks; intellectual property-related risks; and those risks, uncertainties and other factors discussed under the caption “Risk Factors” and elsewhere in Eikon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission (“SEC”) on August 13, 2026, and in other public filings with the SEC in the future.

As a result, you should not place undue reliance on any forward-looking statements. The forward-looking statements made in this press release speak only as of the date of this press release, and Eikon undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Investors

Alfred “Freddie” Bowie, Ph.D., CFO

ir@eikontx.com

Media

Colin Sanford

colin@bioscribe.com